Exhibit 99.1

NEWS RELEASE
	Contacts:	Steven J. Janusek
Executive Vice President & CFO
FOR IMMEDIATE RELEASE		sjanusek@reddyice.com
800-683-4423

REDDY ICE REVISES PRESENTATION OF HISTORICAL
FINANCIAL STATEMENTS

MARCH 31, 2005 - DALLAS, TEXAS -           Reddy Ice today announced that, after a review of the Company’s presentation of its operating results, management and the Audit Committee of the Company’s Board of Directors have decided to reclassify depreciation expense in the Company’s historical financial statements, which will have the effect of reducing gross profit, but which will not have any effect on income from operations or net income.

In the process of preparing its consolidated financial statements for the year ended December 31, 2004 and in responding to comments from the Securities and Exchange Commission (“SEC”) on the Company’s Registration Statement on Form S-1 relating to the Company’s contemplated initial public offering of common stock, the Company determined that its presentation of “cost of sales” and “gross profit”, as previously reported, was not consistent with GAAP.

Historically, the Company has not included depreciation expense related to cost of sales as a component of cost of sales and therefore had excluded it from gross profit calculations. The exclusion of such depreciation from the calculation of gross profit is inconsistent with the Securities & Exchange Commission Staff Accounting Bulletin Topic 11:B, “Depreciation and Depletion Excluded from Cost of Sales”. Consistent with presentations of other companies in related industries, the Company is adding the caption “depreciation expense related to cost of sales” above “gross profit” in its consolidated statements of operations.  The Company will restate its historical consolidated statements of operations to reclassify amounts from “depreciation and amortization expense” to “depreciation expense related to cost of sales”, which will have the effect of reducing gross profit, but will not have any effect on income from operations or net income.  In addition, the Company is renaming the caption “cost of sales” to “cost of sales (excluding depreciation)” to clarify that depreciation expense attributable to cost of sales is not included in that caption.

The Company will restate its historical financial statements to reflect the revised presentation. This change in presentation does not affect historical consolidated balance sheets or consolidated statements of cash flows.

As a result of the restatement, the Company’s previously issued annual and quarterly financial statements should no longer be relied upon. The Company intends to file the corrections to its annual financial statements in its 2004 Annual Report on Form 10-K no later than March 31, 2005.

The Company’s management and Audit Committee of the Board of Directors have discussed the matters disclosed in this press release with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

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